Exhibit 10.2

SECOND AMENDMENT TO LEASE

This Second Amendment to Lease (“Amendment”) is entered into as of September 13, 2017, by and between 175 Jackson L.L.C. (“Landlord”) and Enova International, Inc. (“Tenant”).

RECITALS

A.On July 25, 2014, Landlord and Tenant entered into a lease for (i) approximately 59,824 rentable square feet on the 5th floor, and approximately 68,539 rentable square feet on the 10th floor (collectively, the “5th and 10th Floor Premises”), and (ii) approximately 31,877 rentable square feet on the 6th floor (the “6th Floor Premises”) of the building located at 175 W. Jackson Blvd., Chicago, Illinois, modified by (i) a First Amendment to Lease effective July 1, 2015.

B.The parties have agreed to expand the Premises by the inclusion of Suite 560, containing approximately 7,901 rentable square feet on the 5th floor of the Building (“Suite 560 Premises”) in its “AS IS” condition, as depicted on Exhibit A attached hereto and incorporated herein by this reference.

C.In consideration of the agreements herein contained, the parties desire to amend the Lease, effective as of September 13, 2017, as follows:

AGREEMENT

1.Definitions.  The definitions for “Premises”, “Base Annual Rent”, “Rent Abatement”, “Tenant’s Proportion”, “Term”, “Commencement Date”, “Termination Date” and “Termination Option” in the Schedule of the Lease shall be modified in connection with the addition of the Suite 560 Premises as follows:

Premises:

a.	5th and 10th Floor Premises. Unmodified.
b.	6th Floor Premises. Unmodified.
c.	Suite 560 Premises. A portion of the 5th Floor of the Building, totaling approximately 7,901 rentable square feet in its “AS IS” condition.

Base Annual Rent:

a.	5th and 10th Floor Premises and 6th Floor Premises. Unmodified.
b.

Suite 560 Premises.  Base Annual Rent for the Suite 560 Premises shall be $36.00 per rentable square foot, i.e. $284,436.00 annually, payable $23,703.06 monthly, based on 7,901 rentable square feet.  Beginning on September 1, 2018 and on the first day of each Suite 560 Lease Year, Base Annual Rent for the Suite 560 Premises shall increase by $0.50 over the immediately preceding Suite 560 Lease Year.  A “Suite 560 Lease Year” shall commence on September 1st and end on the following August 31st.  Notwithstanding the foregoing, it is acknowledged that the Suite 560 Premises are subject to rent abatement as set forth herein.

Rent Abatement:

a.	5th and 10th Floor Premises. Unmodified.
b.	6th Floor Premises. Unmodified.
c.

Suite 560 Premises.  Tenant shall not be obligated to pay Base Annual Rent or any applicable Adjustments during or for the first thirty six (36) months after the Suite 560 Commencement Date (as herein after defined).

Tenant’s Proportion:

a.	5th and 10th Floor Premises. Unmodified.
b.	6th Floor Premises. Unmodified.
c.

Suite 560 Premises.  0.59% for Operating Expenses applicable only to the office portion of the Building (1,349,197 rentable square feet), and 0.57% for Taxes and Operating Expenses applicable to the entire Building (1,394,357 rentable square feet).

Term:

a.	5th and 10th Floor Premises and 6th Floor Premises. Extended to expire on August 31, 2027.
b.	Suite 560 Premises. Ten (10) years, expiring on August 31, 2027.

Commencement Date:

a.	5th and 10th Floor Premises and 6th Floor Premises. Unmodified.
b.	Suite 560 Premises. September 13, 2017 (“Suite 560 Commencement Date”).

Termination Date:  August 31, 2027, unless sooner terminated in accordance with the terms hereof.

Termination Option:  Tenant shall have the option to terminate this Lease as of August 31, 2024, provided that on or before August 31, 2023, Tenant gives Landlord notice of such termination and pays Landlord fifty percent (50%) of a termination fee in the total amount of $6,681,248.00 ($6,267,605.00 for the original Premises plus $413,643.00 for the Suite 560 Premises), which is equal to the then unamortized direct, out-of-pocket deal costs, which include, but are not limited to, the following: tenant improvements, abatement and leasing commissions (the “Deal Costs”) (determined utilizing a 7.5% interest rate compounded monthly in advance).  The balance of the termination fee shall be payable on or before the termination date.  Time is of the essence for the giving of such notice and payments.

2.Rent Adjustments.  Subsection 3(a)(ii) of the Lease is hereby deleted in its entirety and replaced with the following:

“(ii)“Base Year” shall mean (i) the calendar year 2015 for the 5th and 10th Floor Premises, (ii) the calendar year 2017 for the 6th Floor Premises and the Suite 560 Premises.

3.Other Terms.  Except as modified by this Amendment, the Lease shall remain in full force and effect.

4.Contingency.

a.

Tenant hereby agrees and acknowledges that this Amendment and Landlord’s obligation to lease the Suite 560 Premises to Tenant are contingent upon Sedgwick Claims Management Services, Inc. (“Sedgwick) entering into an amendment to their Lease pursuant to which Sedgwick agrees to vacate prior to September 1, 2017 the Suite 560 Premises (the “Sedgwick Amendment”).  In the event Sedgwick fails to execute the Sedgwick Amendment, this Amendment shall be deemed null and void and of no further force or effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

LANDLORD:

175 JACKSON L.L.C.

By:/s/ Moshe Spitzer

Moshe Spitzer, Vice President

Date executed:

TENANT:

ENOVA INTERNATIONAL, inc.

By:/s/ David Fisher

Printed name:David Fisher

Title:Authorized Representative

Date executed:

EXHIBIT A

SUITE 560 PREMISES

D-1